EXHIBIT 99.1

Puradyn Releases 2011 2nd Quarter Financial Results

Boynton Beach, FL – August 15, 2011 - Puradyn Filter Technologies Incorporated (OTCBB: PFTI), the global bypass oil filtration system manufacturer, today reported results of operations for the second fiscal quarter ended June 30, 2011.

Net sales for the three months ended June 30, 2011 were $499,423 compared to $761,341 for the same period in 2010, a decrease of 34.4%.  Net sales for the six month period ending June 30, 2011 were approximately $1.38 million compared to approximately $1.44 million for the same time period in 2010, a decrease of 3.7%.

The Company reported a net loss of $451,529 or ($0.01) per share, basic and diluted, for the three months ended June 30, 2011, compared to a net loss of $436,223 or ($0.01) per share, basic and diluted, for the same period in 2010.  Basic and diluted weighted average shares used in the calculation for the three-months ended 2011 and 2010 were 46,546,062 and 43,990,570, respectively.

Operating losses for the three months ended June 30, 2011 increased by $14,532 or 37%, as compared to the same period in 2010.  Gross profit, as a percentage of sales, decreased from 29.6% in the three months ending June 30, 2010 to 20.5% in the three month ending June 30, 2011.  Operating losses for the six months ended June 30 increased by $68,357 or 10.9% in 2011 as compared to the same period in 2010.  Gross profit, as a percentage of sales, decreased from 34.7% in the six months ending June 30, 2010 to 28.7% in the six months ending June 30, 2011.  While sales decreased 3.7% as noted above, cost of products sold increased 5.1%.

Kevin G. Kroger, President and COO, noted, “We experienced a decline in sales this quarter as companies indicated they were postponing purchases to conserve resources.  It is disappointing, but we move forward from this point.  As the economy strengthens, we fully expect our customers to resume retrofit programs.

“Overall, our year-to-date sales are comparable to the same time period in 2010.   Positive steps during the quarter include:

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Signing with public and media relations firm, Monarch Communications, which will bring Puradyn to the attention of industry publications;

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Several new domestic and international patent applications; and

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Increase of approximately 27% in the first six months of 2011 in filter sales revenue over the same time period in 2010.”

Kroger concluded, “We are making progress in our targeted market and have demonstrated that our technology provides the cost savings necessary for these companies to lower avoidable expenses associated with equipment maintenance.  Our previously indicated optimism remains in place.”

The Company’s quarterly report on Form 10-Q is available from the SEC website at http://www.sec.gov or the Investor Relations sections of the Company’s website at http://www.puradyn.com/.

About Puradyn Filter Technologies Incorporated

Puradyn (OTCBB: PFTI) designs, manufactures and markets the puraDYN® Oil Filtration System, the most effective bypass oil filtration product on the market today.  It continuously cleans lubricating oil and maintains oil viscosity to safely and significantly extend oil change intervals and engine life.   Effective for internal combustion engines, transmissions and hydraulic applications, the Company's patented and proprietary system is a cost-effective and energy-conscious solution targeting an annual $15 billion potential industry.  Puradyn equipment was selected as the manufacturer used by the US Department of Energy in a three-year evaluation to research and analyze the performance, benefits and cost analysis of bypass oil filtration technology.

STATEMENTS IN THIS PRESS RELEASE WHICH ARE NOT HISTORICAL DATA ARE FORWARD-LOOKING STATEMENTS WHICH INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES OR OTHER FACTORS NOT UNDER THE COMPANY’S CONTROL, INCLUDING BUT NOT LIMITED TO THE POSSIBLE INABILITY TO RAISE CAPITAL FUNDS, LACK OF PROTECTION FROM INTELLECTUAL PROPERTY, VULNERABILITY BECAUSE OF MANUFACTURING A LIMITED NUMBER OF PRODUCTS, DEPENDENCE ON DISTRIBUTORS, ORDERS PREVIOUSLY STATED IN THIS PRESS RELEASE MAY NOT MATERIALIZE, AND THE POSSIBILITY THAT THE PRODUCTS DO NOT MEET CUSTOMERS’ NEEDS, WHICH MAY CAUSE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE COMPANY TO BE MATERIALLY DIFFERENT FROM THE RESULTS, PERFORMANCE OR OTHER EXPECTATIONS IMPLIED BY THESE FORWARD-LOOKING STATEMENTS.  THESE FACTORS INCLUDE, BUT ARE NOT LIMITED TO, THOSE DETAILED IN THE COMPANY’S PERIODIC FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

PURADYN FILTER TECHNOLOGIES INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS AND SIX MONTHS ENDED JUNE 30, 2011 AND 2010

(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Net sales	$499,423	$761,341	$1,382,815	$1,435,603

Costs and expenses:
Cost of products sold	397,146	536,655	986,319	938,153
Salaries and wages	268,628	270,925	542,792	510,412
Selling and administrative	243,475	349,055	549,122	614,099
	909,249	1,156,635	2,078,233	2,062,664
Loss from operations	(409,826)	(395,294)	(695,418)	(627,061)

Other income (expense):
Interest income	1	270	1	327
Interest expense	(41,704)	(41,199)	(82,549)	(78,555)
Total other expense, net	(41,703)	(40,929)	(82,548)	(78,228)

Loss before income taxes	(451,529)	(436,223)	(777,966)	(705,289)

Income tax expense	—	—	—	—

Net loss	$(451,529)	$(436,223)	$(777,966)	$(705,289)

Basic and diluted loss per common share	$(0.01)	$(0.01)	$(0.02)	$(0.02)

Weighted average common shares outstanding (basic and diluted)	46,546,062	43,990,570	46,471,940	43,940,103

CONTACT:

Puradyn

Kathryn Morris

Director, Corporate Communications

(T) 561 547 9499, x 226

investor-relations@puradyn.com

http://www.puradyn.com

Monarch Communications:

Jeff Siegel

President

(T) 516 569 4271

jeffs@monarchcomminc.com

www.monarchcommunicationsinc.com